FOR RELEASE                                    CONTACT: Chris Morris
October 23, 2007                                        Executive Vice President
3:05 p.m. Central Time                                  Chief Financial Officer
                                                        (972) 258-4525

                         CEC ENTERTAINMENT REPORTS THIRD
                QUARTER EARNINGS; ANNOUNCES $250 MILLION INCREASE
              IN BORROWING CAPACITY AND A $200 MILLION INCREASE IN
                         SHARE REPURCHASE AUTHORIZATION

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE: "CEC") today announced earnings for the third quarter ended September 30, 2007

Revenues for the third quarter of 2007 increased to $197.5 million from $194.7 million in the third quarter of 2006 primarily due to new store development. Comparable store sales declined 2.5% during the third quarter of 2007. Net income in the third quarter of 2007 decreased to $15.9 million from $17.2 million in the same period of 2006. Diluted earnings per share in the third quarter of 2007 decreased to $0.50 per share from $0.53 per share in the third quarter of 2006.

Revenues for the first nine months of 2007 increased to $610.2 million from $597.8 million in the first nine months of 2006. Comparable store sales declined 1.1% during the first three quarters of 2007. Net income was $56.5 million in the first nine months of 2007 and $56.2 million in the same period of 2006. Diluted earnings per share in the first nine months of 2007 were $1.72 per share compared to $1.67 per share in the first nine months of 2006.

Amended Credit Facility and Increased Share Repurchase Authorization:

On October 19, 2007, the Company successfully amended its revolving credit facility agreement to provide for borrowings of up to $550 million for a term of five years. This represents a $250 million increase in maximum available borrowings from the Company's previous borrowing arrangement.

Separately, the Company announced that its Board of Directors has authorized an additional $200 million under the Company's share repurchase authorization. This increase brings the total amount available for share repurchases to $346.8 million representing more than 40% of the Company's current market capitalization.

The amended credit agreement and increase in share repurchase authorization are the end result of an extensive review of the Company's capital structure. The Company currently intends to increase its debt position to reflect a debt-to-EBITDA ratio of 2:1. Further, the Company currently anticipates that it will complete the revised share repurchase authorization within the next three years.

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "Although challenged by the current external environment, we believe the continued execution of our long-term strategies of enhancing our value and experience for our guests, implementing effective advertising, disciplined new store development, building on operational execution and strategically repurchasing company stock will drive long-term shareholder value.

"Based on our confidence in the strength of the Company's business model and our commitment to enhancing shareholder value, our Board of Directors has approved a substantial increase in our share repurchase authorization. Given our strong balance sheet and cash flow, we believe the Company has the financial strength to successfully achieve it's targeted leverage ratio and complete the $347 million remaining on the share repurchase authorization within the next three years, while continuing to reinvest in our existing store base with a sharp focus on growing comparable store sales."

Business Outlook:

Based on current estimates, the Company expects diluted earnings per share to range from $1.98 to $2.02 per share for the 2007 fiscal year. Incorporated into this guidance are the following assumptions:
     - An average cheese price per lb for the fourth quarter of approximately $1.85;
     - An increase in average wage rates increasing labor costs by 0.5% in the fourth quarter of 2007;
     -    10 new unit openings for the year, including 3 relocations; and
     -    Total capital expenditures for the year of approximately $105 million.

For fiscal year 2008, the Company currently expects diluted earnings per share to range from $ 2.10 to $2.20 per share. Incorporated into this guidance are the following assumptions:
     -    Comparable store sales growth of flat to positive 1% for the year;
     -    The  average   cheese  price  per  lb  for  fiscal  year  2008  to  be
          approximately $0.10 below the average price in fiscal year 2007;
     - An increase in average wage rates increasing labor costs as a percent of revenue by 0.2% to 0.3% for the year;
     -    6 to 7 new unit openings during the year;
     -    Total capital expenditures for the year of $77 to $85 million; and
     -    An effective tax rate of 38% for the year.

Third Quarter Conference Call:

The Company will host a conference call today, October 23, 2007, at 3:30 p.m. Central Time to discuss its third quarter 2007 financial results. A live webcast of the call (listen only) can be accessed through the Company's website, www.chuckecheese.com. Shortly after its conclusion, a replay of the call will be available for a minimum of ninety days on the website.

Access to Non-GAAP Performance Measures and Other Supplemental Financial Data:

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles ("GAAP"). From time to time in the course of financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP performance measures such as Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Free Cash Flow. The Company believes that the presentation of non-GAAP measures provide useful information to investors and other interested parties regarding the Company's operating performance, its capacity to incur and service debt, fund capital expenditures and other corporate uses. Non-GAAP performance measures should not be viewed as alternatives or substitutes for the Company's reported GAAP results. The Company has made available reconciliations of its most directly comparable GAAP financial measure to EBITDA and Free Cash Flow on the Company's website www.chuckecheese.com under Company Info - Investor Relations - Non-GAAP Reporting.

A reconciliation of the Company's historical EBITDA to net income, the most directly comparable GAAP financial measure, and certain other supplemental financial data is set forth in an attachment accompanying this release.


About CEC Entertainment, Inc.:

Celebrating 30 years of success as a place Where a Kid can be a Kid(R), CEC Entertainment, Inc. is a leading innovator in the family restaurant/entertainment industry. The Company and its franchisees operate a system of 532 Chuck E. Cheese's restaurants located throughout the United States (excluding Wyoming and Vermont), Canada and abroad. Currently, 488 locations in the United States and Canada are owned and operated by the Company. For more information, see the Company's, www.chuckecheese.com.

Chuck E Cheese's offers families with kids a one-of-a-kind total entertainment experience that includes the coolest games and rides, chances to win tickets for fun prizes, entertainment and great food for the family. Today, more than ever, kids need a safe, wholesome environment in which they can laugh, play and simply enjoy being a kid.

Forward-Looking Statements:

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies; national, regional and local economic conditions affecting the restaurant/entertainment industry; competition within each of the restaurant and entertainment industries; success of its franchise operations; negative publicity; health epidemics or pandemics; acts of God; terrorists acts; litigation; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; increased commodity, utility, insurance, advertising and labor costs.

                                      # # #


                                          CEC ENTERTAINMENT, INC.
                               CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                    (Thousands, except per share data)


                                                      Quarter Ended                 Year to Date Ended
                                                 09/30/07        10/01/06        09/30/07        10/01/06

Revenues:
   Food and beverage                            $ 120,207       $ 120,088       $ 375,153       $ 378,971
   Games and merchandise                           76,531          73,903         232,801         216,547
   Franchise fees and royalties                       728             670           2,229           2,301
   Interest income                                     13              10              19              23
                                                ---------       ---------       ---------       ---------
                                                  197,479         194,671         610,202         597,842
                                                ---------       ---------       ---------       ---------
Costs and expenses:
   Cost of sales:
      Food, beverage and related supplies          23,683          21,961          71,513          69,916
      Games and merchandise                         8,644           8,176          26,254          26,113
      Labor                                        53,942          52,074         163,650         162,566
   Selling, general and
      administrative expenses                      25,258          27,265          80,819          81,477
   Depreciation and amortization                   18,026          16,308          52,733          48,372
   Interest expense                                 3,071           2,686           8,693           6,819
   Other operating expenses                        39,740          38,151         116,249         110,876
                                                ---------       ---------       ---------       ---------
                                                  172,364         166,621         519,911         506,139
                                                ---------       ---------       ---------       ---------

Income before income taxes                         25,115          28,050          90,291          91,703

Income taxes                                        9,198          10,858          33,805          35,499
                                                ---------       ---------       ---------       ---------
Net income                                      $  15,917       $  17,192       $  56,486       $  56,204
                                                =========       =========       =========       =========

Earnings per share:
      Basic                                     $     .51       $     .54       $    1.78       $    1.71
      Diluted                                   $     .50       $     .53       $    1.72       $    1.67

Weighted average shares outstanding:
      Basic                                        31,247          31,975          31,816          32,779
      Diluted                                      31,615          32,614          32,769          33,581




                                          CEC ENTERTAINMENT, INC.
                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (Thousands, except share amounts)

                                                                          September 30,       December 31,
                                                                                2007             2006
                                                                          -------------       ------------
ASSETS

Current assets:
   Cash and cash equivalents.........................................       $  15,568           $  18,308
   Accounts receivable, net..........................................          27,895              17,556
   Inventories.......................................................          14,325              18,296
   Prepaid expenses..................................................           9,226               8,210
   Deferred tax asset................................................           2,394               2,394
                                                                            ---------           ---------
      Total current assets...........................................          69,408              64,764
                                                                            ---------           ---------

Property and equipment, net..........................................         672,335             637,560
                                                                            ---------           ---------

Other assets ........................................................           1,328               1,861
                                                                            ---------           ---------
                                                                            $ 743,071           $ 704,185
                                                                            =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt.................................       $     741           $     693
   Accounts payable..................................................          30,407              33,430
   Accrued liabilities...............................................          53,010              40,680
                                                                            ---------           ---------
      Total current liabilities......................................          84,158              74,803
                                                                            ---------           ---------

Long-term debt, less current portion.................................         227,483             181,088
                                                                            ---------           ---------

Deferred rent........................................................          71,865              68,449
                                                                            ---------           ---------

Deferred tax liability...............................................          22,341              12,056
                                                                            ---------           ---------

Accrued insurance ...................................................           7,121               8,583
                                                                            ---------           ---------

Other liabilities ...................................................           4,854                   0
                                                                            ---------           ---------

Shareholders' equity:
   Common stock, $.10 par value; authorized 100,000,000 shares;
      58,541,716 and 56,619,300 shares issued, respectively .........           5,854               5,662
   Capital in excess of par value....................................         368,139             325,212
   Retained earnings ................................................         585,291             531,435
   Accumulated other comprehensive income ...........................           5,355               2,368
   Less treasury shares of 28,262,111
      and 24,359,450, respectively, at cost..........................        (639,390)           (505,471)
                                                                            ----------          ---------
                                                                               325,249            359,206
                                                                            ----------          ---------
                                                                            $  743,071          $ 704,185
                                                                            ==========          =========


                             CEC ENTERTAINMENT, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION


                                       Quarter Ended         Year to Date Ended
                                   09/30/07    10/01/06     09/30/07    10/01/06
                                   --------    --------     --------    --------

Number of Company-owned stores:
   Beginning of period                487         476          484         475
   New                                  1           3            8           6
   Closed                                          (2)          (4)         (4)
                                     ----        ----         ----        ----
   End of period                      488         477          488         477


Number of franchise stores:
   Beginning of period                 44          45           45          44
   New                                                                       1
   Closed                                                       (1)
                                     ----        ----         ----        ----
   End of period                       44          45           44          45


                                            CEC ENTERTAINMENT, INC.
                   Reconciliation of Historical GAAP Results to Non-GAAP Financial Measures
                                     and Other Supplemental Financial Data


The  following  table sets forth a  reconciliation  of net income to EBITDA  and  certain  other  supplemental financial data for the periods shown:

                                       2006            2005            2004            2003            2002
                                       ----            ----            ----            ----            ----
                                                             ($ amounts in thousands)

Revenues                            $ 774,154       $ 726,163       $ 728,079       $ 654,598       $ 602,201
                                    =========       =========       =========       =========       =========


Net Income                          $  68,257       $  69,671       $  76,978       $  60,584       $  56,748
Add:
---
Income taxes                           43,120          43,110          47,683          39,425          38,138
Interest                                9,532           4,608           2,544           2,194           1,680
Depreciation and Amortization          65,392          61,310          55,771          49,502          43,951
Asset Write-Offs                       10,254           2,389           1,576           1,964             688
Equity Based Compensation               5,601           7,962           8,858          10,388          12,686
                                    ---------       ---------       ---------       ---------       ---------
   EBITDA (Non-GAAP)                $ 202,156       $ 189,050       $ 193,410       $ 164,057       $ 153,891
                                    =========       =========       =========       =========       =========

EBITDA Margin                           26.1%           26.0%           26.6%           25.1%           25.6%


EBITDA, a non-GAAP  measure,  is defined by the Company as net income  excluding income tax expense,  interest expense, depreciation, amortization, provision for asset write-offs and equity based compensation.

EBITDA Margin represents EBITDA divided by revenues expressed as a percentage.

The Company  believes that the presentation of non-GAAP  measures provide useful  information to investors and other interested  parties  regarding the Company's  operating  performance,  its capacity to incur and service debt, fund capital expenditures and other corporate uses.

The  non-GAAP  performance  measure  presented  in this  schedule  should not be viewed as an  alternative  or substitute for the Company's reported GAAP results.  EBITDA as defined here in may differ from similarly title measures presented by other companies.

